Investor Presentation Fixed Income Investor Calls January 2022 Exhibit 99.1

Forward Looking Statements This presentation contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts, including but not limited to information relating to the business combination transaction involving Home BancShares, Inc. (“Home”) and Happy Bancshares, Inc. (“Happy”). The forward-looking statements contained in this presentation reflect our current views about future events and financial performance and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause our actual results to differ significantly from historical results and those expressed in any forward-looking statement. Some factors that could cause actual results to differ materially from historical or expected results include, but are not limited to, changes in general economic conditions, either nationally or locally in the areas in which we conduct or will conduct our business; inflation, credit quality, interest rate, loan demand, market and monetary fluctuations; real estate values and unemployment; disruptions, uncertainties and related effects on our business and operations as a result of the ongoing coronavirus (COVID-19) pandemic and measures that have been or may be implemented or imposed in response to the pandemic, including the impact on, among other things, credit quality and liquidity; the possibility that the proposed acquisition of Happy does not close when expected or at all because required regulatory approvals and other conditions to closing are not received or satisfied on a timely basis or at all; the possibility that such transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; the risk that the benefits from the transaction may not be fully realized or may take longer to realize than expected, including as a result of changes in general economic and market conditions, ongoing or future effects of the COVID-19 pandemic, interest and exchange rates, monetary policy, laws and regulations and their enforcement, and the degree of competition in the geographic and business areas in which Home and Happy operate; the ability to promptly and effectively integrate the businesses of Home and Happy; the reaction to the transaction of the companies’ customers, employees and counterparties; diversion of management time on acquisition-related issues; the effect of any future acquisitions or other transactions to which we or our bank subsidiary may from time to time be a party, including as a result of one or more of the factors described above as they would relate to such transaction; the ability to identify, enter into and/or close additional acquisitions; the availability of and access to capital on terms acceptable to us; recently enacted and potential legislation and regulation affecting the financial services industry, including those in response to the COVID-19 pandemic; changes in U.S. governmental monetary and fiscal policies, as well as legislative and regulatory changes; political instability; potential claims, expenses and other adverse effects related to current or future litigation, regulatory examinations or other government actions; increases in competitive pressures among financial institutions and businesses offering similar products and services; higher defaults on our loan portfolio than we expect; changes in management’s estimate of the adequacy of the allowance for loan losses; the effect of changes in accounting policies and practices and auditing requirements; management’s estimates and projections of interest rates and interest rate policy; the ability to keep pace with technological changes, including changes regarding cybersecurity; an increase in the incidence or severity of fraud, illegal payments, security breaches or other illegal acts impacting our bank subsidiary or our customers; the execution of our business plan; changes in the assumptions used in making the forward-looking statements; and factors described in reports we file with the Securities and Exchange Commission, including those factors set forth in “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on February 26, 2021. We do not intend and disclaim any duty or obligation to update or revise any industry information or forward-looking statements set forth in this presentation to reflect new information, future events or otherwise. 2

Additional Information 3 No Offer or Solicitation This presentation is neither an offer to sell nor a solicitation of an offer to purchase any securities of the Home or Happy. There will be no sale of securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities of any such jurisdiction. Any offer to sell or solicitation of an offer to purchase securities of Home will be made only pursuant to a prospectus supplement and prospectus filed with the SEC. Use of Non-GAAP Financial Measures This presentation contains one or more non-GAAP financial measures determined by methods other than in accordance with generally accepted accounting principles. We use such non-GAAP financial measures, including efficiency ratio, as adjusted, to provide meaningful supplemental information regarding our performance. We believe these non-GAAP measures and ratios are beneficial in assessing our operating results and related trends, and when planning and forecasting future periods. These non-GAAP disclosures should be considered in addition to, and not as a substitute for or preferable to, financial results determined in accordance with GAAP. The non-GAAP financial measures we use may differ from the non-GAAP financial measures other financial institutions use to measure their results of operations. A reconciliation of any non-GAAP financial measures used in this presentation to the most directly comparable GAAP financial measure is included at the end of this presentation. Additional Important Information and Where to Find It In connection with the proposed acquisition of Happy, Home has filed with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-4 (the “Registration Statement”) to register the shares of Home common stock to be issued to shareholders of Happy in connection with the transaction. The Registration Statement includes a joint proxy statement of Home and Happy and a prospectus of Home (the “Joint Proxy Statement/Prospectus”), as well as other relevant materials regarding the proposed merger transaction involving Home and Happy. INVESTORS AND SECURITY HOLDERS OF HOME AND HAPPY ARE ADVISED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND ANY OTHER DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE MERGER OR INCORPORATED BY REFERENCE IN THE JOINT PROXY STATEMENT/PROSPECTUS BECAUSE THEY CONTAIN IMPORTANT INFORMATION REGARDING THE PROPOSED MERGER TRANSACTION. Investors and security holders may obtain free copies of these documents and other documents filed with the SEC on the SEC’s website at http://www.sec.gov. Investors and security holders may also obtain free copies of the documents filed with the SEC by Home at Home’s website at http://www.homebancshares.com, Investor Relations, or by contacting Donna Townsell, by telephone at (501) 328-4625.

Overview of Home Bancshares, Inc. 4 Miami Naples Tampa Little Rock Pensacola Adjusted, non-GAAP figure. Please reference the Appendix for a reconciliation of non-GAAP financial measures. Note: Financial data as of or for the nine months ended September 30, 2021 Source: S&P Global Market Intelligence High Performing Southeastern Regional Bank with a History of Sound Management $17.8B Total Assets $9.9B Gross Loans $14.0B Deposits 15.1% CET1 Ratio 1.9% ROAA 41.7% Efficiency Ratio1 0.3% NPAs/Assets 0.1% NCOs/Avg Loans Well Managed Well Respected Well Positioned 160 branches HQ: Conway, AR TX NM OK Understanding the HOMB story…

Home Bancshares Executive Leadership 5 John W. “Johnny” Allison (75), Home BancShares Chairman, President & CEO John Allison is the co-founder of Home BancShares and has been the Chairman of the Board since 1998. In 2019, Mr. Allison was elected CEO. Mr. Allison also serves on the Asset / Liability Committee of Home BancShares. He has over 35 years of banking experience including serving as Chairman of First National Bank of Conway and as a Director of First Commercial Corporation. Mr. Allison is the largest individual shareholder of Home BancShares and is the brother-in-law of Donna Townsell, a Director at Home BancShares. Tracy M. French (60), Centennial Bank Chairman, President & CEO Mr. French was named President and CEO of Centennial Bank in 2015. Additionally, he serves on the Asset / Liability Committee of Home BancShares. Prior to joining Centennial Bank, Mr. French was President and CEO of Community Bank, formerly a Centennial Bank subsidiary. Mr. French has over 35 years of banking experience with a focus on strategic and operational banking management. Brian S. Davis (56), Chief Financial Officer Brian Davis has served as the Treasurer and CFO of Home BancShares and Centennial Bank since July 2015. He also serves as the Chairman of the Asset / Liability Committee of Home BancShares. He is a Certified Public Accountant and has 28 years of bank experience holding leadership positions at Simmons First National Corporation, Simmons First Mortgage Company, and Worthen Banking Corporation. Stephen Tipton (40), Chief Operating Officer Mr. John Stephen Tipton has been the Chief Operating Officer of Home BancShares and Centennial Bank since August 17, 2015 and is Executive Officer of Home BancShares. He began his banking career in 2005 and joined Centennial Bank in 2006. Previously, Mr. Tipton served as Director of Credit Risk Management during 2013 and as Commercial Lender from 2009 to 2012. He is a graduate of the University of Arkansas at Fayetteville. Kevin Hester (58), Chief Lending Officer Mr. Kevin D. Hester serves as Chief Lending Officer of Home BancShares and Centennial Bank. He has more than 32 years of banking experience. He served as Executive Vice President of Lending at Centennial Bank (formerly First State Bank) since 1998. Mr. Hester is a graduate of the University of Central Arkansas with a bachelor’s degree in accounting and is an honor graduate of the National Commercial Lending School in Norman, Oklahoma. Donna Townsell (51), Senior EVP, Director of Investor Relations Donna Townsell was appointed Senior Executive Vice President of Home BancShares and Centennial Bank in 2015. In 2018, Ms. Townsell was named Director of Investor Relations. Furthermore, Ms. Townsell successfully led Centennial Bank’s “Build-A-Better-Bank (“B3”)” Campaign to improve the efficiency ratio of the Bank. Ms. Townsell joined the Company in 2007 and is the sister-in-law of John Allison, the Company’s Chairman. Pending Close of Current M&A Transaction with Happy Bancshares K. Mikel Williamson (51), Happy State Bank President & Chief Executive Officer Mr. Williamson has served as the Chief Executive Officer of Happy State Bank since mid-2020. Prior to being named as CEO, Mr. Williamson had been a member of the board and was also named President of the Bank in 2018. He served as Chief Operating Officer from 2015 to 2019 and had previously led the Bank’s DFW team as Market President.

Key Differentiators to our story 6 Commitment to Financial Strength We prioritize capital positioning and a strong reserve; will never compromise our underwriting philosophy Strong Demographic Tailwinds Presence in Florida, Texas and throughout the South positions the Bank to benefit from meaningful in- migration and economic growth Aligned Interests Significant insider ownership from the Chairman and other Board members align all stakeholder interest (greater than $300M) Proven M&A History Supplemented growth and business lines build-out through successful acquisitions and FDIC-assisted transactions Management Team Continued investment in our people positions the Bank for ongoing success Deep and for the sake of growth Experienced

PROVEN TRACK RECORD WITH NEARLY TWO DECADES OF SUCCESSFUL M&A

2003
Community Bank
Cabot, AR

2005
Twin City Bank
North Little Rock, AR

Marine Bank
Marathon, FL

Bank of Mountain View
Mountain View, AR

2008
Centennial Bank
Little Rock, AR

2010
Old Southern Bank
Orlando, FL

Wakulla Bank
Crawfordville, FL

Bayside Savings Bank
Port Saint Joe, FL

Coastal Community Bank
Panama City, FL

Key West Bank
Key West, FL

Gulf State Community Bank
Carrabelle, FL

2012
Vision Bank
Panama City, FL

Heritage Bank of Florida
Lutz, FL

Premier Bank
Tallahassee, FL

2013
Liberty Bancshares, Inc.
Jonesboro, AR

HOMB has leveraged its knowledge from due diligence on over 60 financial institutions to effectively integrate over 20 transactions

2003 — *None 2004* — 2005 — *None 2006 2007* — 2008 — *None 2009* — 2010 — *None 2011* — 2012 — 2013 — 2014 — 2015 — *None 2016* — 2017 — 2018 — *None 2019* — 2020 — *None 2021* — 2022

2014
Florida Traditions Bank
Dade City, FL

Broward Financial Holdings, Inc.
Ft. Lauderdale, FL

2015
Doral Bank Florida
Panama City, FL

Centennial CFG
New York, NY

Florida Business BancGroup, Inc.
Tampa, FL

2017
Giant Holdings, Inc.
Ft. Lauderdale, FL

The Bank of Commerce
Sarasota, FL

Stonegate Bank
Pompano Beach, FL

2018
Shore Premier Finance
Chesapeake, VA

2020
LH-Finance
Baltimore, MD

2022
*Happy Bancshares, Inc.
Amarillo, TX
**Anticipated*

7

EXPANSION INTO HIGH GROWTH TEXAS MARKETS 8 Attractive Market Presence Represents MSAs with population of at least 250,000 Deposit and market share information per FDIC from S&P Global Market Intelligence as of June 30, 2021; Ranking excludes credit unions, credit card companies, trust companies and subsidiaries of foreign banks Source: S&P Global Market Intelligence Amarillo Austin Dallas Destin Fayetteville Fort Myers Fort Smith Lakeland Little Rock Lubbock Miami Naples New York Orlando Pensacola Sarasota Tallahassee Tampa

Deposits: $5.3B 2 Market Rank: 25 2 Population: 29.6M Population Growth: 5.3% Income Growth: 11.2% New Congressional Seats: +2 Top Income Tax Rate: 0% Business Tax Rate: 0.375% Fortune 1000’s: 95 CNBC Business Ranking: 4 Deposits: $8.0B 2 Market Rank: 17 2 Population: 21.9M Population Growth: 4.6% Income Growth: 12.4% New Congressional Seats: +1 Top Income Tax Rate: 0% Business Tax Rate: 5.5% Fortune 1000’s: 35 CNBC Business Ranking: 17 Positioned to Benefit from Demographic Growth Trends 9 Represents pro forma financial data as of September 30, 2021, illustrative for pending acquisition of Happy Bancshares Represents pro forma financial data as of June 30, 2021 Note: Logos represents select Fortune 1000 headquartered in relevant markets; Geographic deposit / market share information per FDIC from S&P Global Market Intelligence as of June 30, 2021 Source: S&P Global Market Intelligence, CNBC, Fortune Deposits: $5.4B 2 Market Rank: 6 2 Population: 3.0M Population Growth: 0.8% Income Growth: 9.3% New Congressional Seats: -- Top Income Tax Rate: 5.9% Business Tax Rate: 6.2% Fortune 1000’s: 7 CNBC Business Ranking: 43

10 Financial Highlights

Historical and Pro Forma Balance Sheet Trends 11 Note: Data as of September 30, 2021; Pro forma HOMB financial data as of September 30, 2021 is illustrative for the pending acquisition of Happy as detailed in the Home BancShares registration statement filed on November 9, 2021 on sec.gov

Strong Historical Operating Metrics and Shareholder Return 12 Represents annualized 2021 year-to-date figures Adjusted, non-GAAP figure. Please reference the Appendix for a reconciliation of non-GAAP financial measures. Note: 2021 financial data as of or for the nine months ended September 30, 2021 (Actual)

$143.7M $105.6M $42.7M Pro Forma Revenue Mix – Nine months ending 9/30/2021 13 $725.3M $190.2M $539.6M Includes the estimated reduction related to limitations on interchange income Note: Data as of or for the nine months ended September 30, 2021 HOMB HAPPY Pro Forma(1) Fee Income Operating Revenue

WELL POSITIONED LOAN AND DEPOSIT PORTFOLIO

	HOMB	HAPPY	Pro Forma[1]

Commercial-focused Loans



1-4 Family 12.9%
Multifamily 2.8%
Consumer & Other 9.9%
Farm & Ag. 2.1%
PPP 2.4%
C&I 11.8%
C&D 17.6%
CRE 40.5%
$9.9B
5.64% Yield



C&I 17.1%
PPP 3.4%
Farm & Ag. 13.8%
Consumer & Other 1.4%
1-4 Family 13.8%
Multifamily 4.6%
CRE 31.1%
C&D 14.8%
$3.5B
5.33% Yield



C&D 16.9%
C&I 13.2%
PPP 2.7%
Farm & Ag. 5.2%
Consumer & Other 7.7%
1-4 Family 13.1%
Multifamily 3.2%
CRE 38.0%
$13.4B
5.56% Yield

HOMB	HAPPY	Pro Forma
CRE Concentration: 210.4%[2]	CRE Concentration: 192.4%[2]	CRE Concentration: 208.4%[2]
C&D Concentration: 76.3%[2]	C&D Concentration: 70.7%[2]	C&D Concentration: 75.8%[2]

Low Cost Deposits



Time Deposits 7.5%
Non-Interest Bearing 29.6%
Interest Bearing Non-Time 62.9%
$14.0B
70.7% L/D



Time Deposits 7.7%
Non-Interest Bearing 31.7%
Interest Bearing Non-Time 60.5%
$5.5B
64.9% L/D



Time Deposits 7.6%
Non-Interest Bearing 30.2%
Interest Bearing Non-Time 62.3%
$19.5B
69.1% L/D

HOMB	HAPPY	Pro Forma
Cost of Total Deposits: 0.16%	Cost of Total Deposits: 0.15%	Cost of Total Deposits: 0.16%

1) Excludes purchase accounting adjustments
2) Concentration ratios are represented using total risk based capital at the holding company for HOMB and Happy Bancshares. Based on the respective bank's capital positioning as of September 30, 2021, the CRE and C&D Concentration Ratio for HOMB would be 238% and 86%, respectively, and for Happy would be 202% and 74%, respectively. HOMB and Happy Bancshares maintain $245 million and $48 million, respectively, of cash at their holding companies that could be down-streamed to the bank(s) as CET1 capital resulting in CRE and C&D Concentration Ratios that mirror the holding company levels.

Note: Data as of or for the three months ended September 30, 2021

14

Historical asset quality trends 15 The Allowance for Credit Losses (“ACL”) was established upon the implementation of CECL on January 1, 2020. Prior periods represent ratios based on the allowance for loan losses as calculated under the incurred loss methodology Note: Data as of or for the nine months ended September 30, 2021 CECL Adoption CECL Adoption CECL Adoption

Cash and Securities Portfolio 16 Approximately $3.3B of cash and equivalents Approximately $3.2B of securities, primarily consisting of mortgage-backed and government sponsored securities Weighted average yield of 1.98% Average base duration of 3.5 years The Happy Bancshares portfolio consists of $1.6B of securities and $0.9B in cash and equivalents HOMB anticipates to continue to monitor and determine which investments the combined company will continue to hold or liquidate prior to closing Following repositioning, it is anticipated that the combined portfolio will have similar characteristics to HOMB’s current securities portfolio $3.2B Note: Data as of September 30, 2021

Home BancShares Liquidity Position and Sources 17 Cash at the holding company was approximately $245 million as of September 30, 2021 HOMB maintained $400.0 million of FHLB borrowed funds, which are secured by the loan portfolio, and had no other borrowed funds as of September 30, 2021 The remaining FHLB borrowing capacity was $2.69 billion as of September 30, 2021 HOMB has $300 million of fixed-to-floating rate subordinated debt issued on April 3, 2017 and matures on April 15, 2027. The notes are currently outstanding and are callable quarterly beginning on April 15, 2022 Additionally, the Company held $73.3 million in face value of junior subordinated debentures in the form of trust preferred securities as of September 30, 2021 HOMB also maintains a line of credit with the Federal Reserve Bank to provide short-term borrowings in the form of federal funds purchases as well as lines of credit with two other financial institutions on an unsecured basis. As of September 30, 2021 there was $421.3 million of availability on a secured basis from the Federal Reserve Bank and up to $100.0 million of availability on lines of credit from other financial institutions Upon completion of the acquisition of Happy Bancshares, HOMB will assume $140 million in aggregate principal amount fixed-to-floating rate subordinated debt outstanding as of September 30, 2021. The notes were issued on July 30, 2020, mature on July 31, 2030 and are callable quarterly beginning July 31, 2025. The notes have a coupon of 5.50% prior to any purchase accounting adjustments. HOMB will additionally assume $21.4 million in junior subordinated debentures from Happy Bancshares. It is expected that, upon completion, HOMB’s liquidity sources will be enhanced by the additional liquidity sources of Happy Bancshares Happy Liquidity Sources (S-4) Happy Bancshares maintains a $60 million line of credit with a correspondent bank that matures April 19, 2028. The line of credit bears interest at the prime rate. Advances during 2020 were repaid in full with no balance outstanding as of September 30, 2021. Also at September 30, 2021, Happy State Bank maintained two unsecured lines of credit totaling $50 million for the purchase of Federal Funds from correspondent banks and do not have expiration dates. Happy State Bank also has a third unsecured line in the amount of $75 million. The rate of interest for an advance on the lines of credit is set at the time of such advance and is based on the market rates prevailing at that time. There were no advances outstanding on any of the lines of credit as of September 30, 2021. Finally, Happy Bancshares maintains a line of credit with the Federal Reserve Bank to provide short-term borrowings in the form of discount window advances as well as fed funds lines of credit with three other financial institutions and a secured line of credit for holding company liquidity. As of September 30, 2021 there was $64.4 million of availability on a secured basis from the Federal Reserve.

Historical Consolidated Capital Ratios 18 Total Capital Ratio 34-70-146 Leverage Ratio CET1 Ratio Tier 1 Ratio Note: Data as of September 30, 2021

Double Leverage and Interest Coverage 19 34-70-146

20 Appendix

Our Values Are Focused on Being a Strong Corporate Citizen For all our stakeholders 21 OUR MISSION: Through our community banking philosophy, we are dedicated to consistently exceeding the expectations of our customers, shareholders and bankers while enriching the communities we serve. Centennial Bank is guided by our mission to consistently exceed expectations. OUR VALUES: Dedication to consistent quality service Commitment to our customers Quality financial performance Community involvement through leadership Excellence in products, standards and impact OUR VISION: We put service first, so our customers can trust us as the premier bank in the communities we serve. We strive to be a bank finding opportunities where others may see obstacles, while allowing our associates to thrive in a challenging and meaningful banking career. Annual Corporate Responsibility Report is published each year and available on the Centennial Bank website.

Covid-19 and PPP update 22 As of September 30, 2021, the Company has $229 million of deferrals on 38 loans as allowed under Section 4013 of the CARES Act All of the customers currently on deferment chose principal deferment only and have returned to paying interest monthly Since April 2020, HOMB has generated 12,971 PPP loans to both new and existing customers for a total of $1.2 billion loans As of September 30, 2021, the outstanding balance of PPP loans was $242 million with an average loans size of $108,000 Balance LTV $952M $682M $274M $454M 55.5% 60.3% 51.8% 55.8% $159M 37.9% 54.6% Note: Data as of September 30, 2021

Interest Rate Sensitivity 23 The following table summarizes the impact on net interest income given an immediate change in interest rates as of September 30, 2021 for Home BancShares on a standalone basis. This analysis indicates the impact of changes in net interest income for the given set of rate changes and assumptions. It assumes the balance sheet remains static and that its structure does not change over the course of the year. For the rising and falling interest rate scenarios, the base market interest rate forecast was increased and decreased over twelve months by 200 and 100 basis points, respectively. At September 30, 2021, the net interest margin exposure related to these hypothetical changes in market interest rates was within current Company guidelines. Note: Financial data as of September 30, 2021; Please reference SEC filings for further information on assumptions used in the above analysis

Kroll Bond Rating Agency Summary 24 Source: Bloomberg

Non-GaAP Reconciliation 25 Note: Data as of or for the nine months ended September 30, 2021; The adjustment to convert net interest income to an FTE basis consists of dividing tax-exempt interest income by one minus the statutory federal income tax rate of 21%; Please reference SEC filings for additional information on calculation and detailed adjustments